Exhibit 10.1

                                                                  EXECUTION COPY

                                   Cosi, Inc.
                              Employment Agreement


      This Employment Agreement ("Agreement") is entered into effective as of December 12, 2005 (the "Effective Date"), by and between Cosi, Inc., a Delaware corporation ("Cosi"), and William D. Forrest ("Mr. Forrest").

      Cosi and Mr. Forrest wish to confirm the terms and conditions upon which Mr. Forrest agrees to continue to provide services to Cosi as its Chairman.

      Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Cosi and Mr. Forrest hereby agrees as follows:

            1. Duties, Commitment and Term.

            (a) Executive Chairman. Mr. Forrest shall continue to serve as Cosi's Executive Chairman through December 31, 2006. While serving as such, Mr. Forrest shall carry out such duties as shall be reasonably requested of him from time to time by the Board of Directors of Cosi (the "Board").

            (b) Non-Executive Chairman. Commencing January 1, 2007 and continuing until terminated pursuant to Section 10 below, Mr. Forrest shall serve as Cosi's Non-Executive Chairman. Mr. Forrest shall carry out such duties as Cosi's Non-Executive Chairman, as are customarily associated with such position.

            (c) Commitment. For so long as Mr. Forrest is serving as Executive Chairman, he shall devote his full business time and best efforts to the duties required of him under this Agreement. Mr. Forrest shall devote such time to his duties as Non-Executive Chairman as (i) required by the duties customarily associated with such position; (ii) are otherwise set forth in this Agreement, or (iii) may be reasonably requested of him by Cosi's Chief Executive Officer or the Board. For so long as Mr. Forrest is serving as Executive Chairman or Non-Executive Chairman (the "Term"), he shall not undertake any commitments that might interfere with his commitments to Cosi. During the period from the date hereof through December 31, 2006, Mr. Forrest shall not undertake any other business activities without the prior approval of a majority of the non-employee members of the Board; provided that such approval will not be unreasonably withheld in connection with requests that Mr. Forrest be permitted to serve on boards of directors of charitable institutions, civic organizations and other corporations.

            2. Compensation. In consideration of the performance by Mr. Forrest of his duties hereunder, Cosi shall pay or provide to Mr. Forrest the following compensation, which Mr. Forrest agrees to accept in full satisfaction for his services:

            (a) Annual Base Salary; Director's Fees. Commencing on the Effective Date and continuing through December 31, 2006, Cosi shall pay to Mr. Forrest an annual base salary in the gross amount equal to one hundred percent (100%) of the gross salary payable by Cosi to its Chief Executive Officer, payable in bi-weekly installments net of applicable payroll and withholding taxes in accordance with Cosi's regular payroll practices. Commencing January 1, 2007 and continuing thereafter through the termination of Mr. Forrest's service as Non-Executive Chairman, Cosi shall pay to Mr. Forrest an annual director's fee equal to three times the normal annual fee paid to other directors, which is currently paid in the form of Cosi common stock, in addition to customary meeting fees and reimbursements. While serving as Non-Executive Chairman, Mr. Forrest shall make himself available to provide counsel to senior management of the Company. When the scope of such counsel is beyond that which would ordinarily be provided by a Chairman in connection with such role and the duration of such counsel is material, as determined by the Chief Executive Officer and approved by the Chairperson of the Compensation Committee, Mr. Forrest shall be eligible for the payment of an amount equal to a director meeting fee, either telephonic or in person as appropriate; provided that in no event shall the total of all payments by Cosi to Mr. Forrest exceed $200,000 in any calendar year during which he serves as Non-Executive Chairman.

            (b) Annual Bonus. For fiscal years 2005 and 2006, Cosi shall pay to Mr. Forrest an annual bonus equal to the annual bonus payable by Cosi to its Chief Executive Officer. No bonus shall be payable to Mr. Forrest for any period after December 31, 2006.

            (c) Initial Restricted Stock. On the Effective Date, subject to the terms and conditions of Section 5 of this Agreement and the Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan ("LTIP"), Cosi shall grant to Mr. Forrest pursuant to the LTIP 200,000 shares of Cosi's authorized but unissued common stock, $0.01 par value (the "Initial Restricted Stock"). The Initial Restricted Stock grant shall be set forth in a Restricted Stock Award Agreement in the form attached hereto as Exhibit A.

            (d) Additional Restricted Stock. During the Term, subject to Mr. Forrest's then still serving as Cosi's Executive Chairman or Non-Executive Chairman and the attainment of applicable performance goals, Cosi shall make additional grants to Mr. Forrest of up to 50,000 restricted shares of Cosi's authorized but unissued common stock, $0.01 par value (the "Additional Restricted Stock"), pursuant to the LTIP, in each of 2006 and 2007 at such times as grants are made to senior executives of the Cosi generally. The exact number of shares of Additional Restricted Stock granted pursuant to this Section 2(d) will be determined by the Compensation Committee based on the attainment of performance criteria established by the Committee in consultation with Cosi management.

      Each Additional Restricted Stock grant shall be set forth in a Restricted Stock Award Agreement in the form attached hereto as Exhibit A.

            (e) Expenses. Cosi shall pay directly or reimburse Mr. Forrest for all reasonable out-of-pocket expenses incurred by Mr. Forrest in connection with his performance of services hereunder, provided that all such expenses are properly documented in accordance with policies adopted from time to time by Cosi.

            (f) Other Compensation. Cosi shall pay to Mr. Forrest such other compensation as may be approved from time to time by the Board.

            3. Treatment of Stock Options or Stock Awards. Any options and awards denominated in Cosi common stock granted to Mr. Forrest in connection with his employment with Cosi prior to the Effective Date shall remain in full force and effect pursuant to their terms; provided that the definition of "Change in Control" (or any similar definition) that applies to any such grant shall be replaced with the definition of Change in Control set forth in Section 11 hereof. Such options and awards, and any other options and awards granted to Mr. Forrest, shall vest and become immediately exercisable in full upon a Change in Control (as defined in Section 11 below).

            4. Investment Representations. Mr. Forrest hereby acknowledges and agrees with Cosi as follows:

            (a) The Initial Restricted Stock and the Additional Restricted Stock (collectively, the "Shares") have not been registered under the Securities Act of 1933, as amended from time to time (the "Act") or any state securities laws, in reliance on his representation, hereby confirmed by him, that he is acquiring the Shares for investment and not with any view towards the distribution thereof. He further acknowledges that any resale of the Shares is subject to compliance with the registration requirements of the Act or with an applicable exemption with the ownership of Shares.

            (b) Mr. Forrest is an "accredited investor" as defined in Regulation D under the Act and is personally experienced and sophisticated in financial and investment matters and is able to assess the risks and rewards associated with the ownership of Shares.

            5. Vesting; Repurchase; Repayment; Voting; and Legends.

            (a) Vesting of Shares. Mr. Forrest's rights to the Shares shall vest in accordance with the following provisions of this Section 5:

                  i. Twenty percent (20%) of the Initial Restricted Stock and the Additional Restricted Stock shall be fully vested upon grant.

                  ii. Solely on the condition that Mr. Forrest is then still serving as Cosi's Executive Chairman or Non-Executive Chairman, an additional twenty percent (20%) of the Initial Restricted Stock and the Additional Restricted Stock shall become fully vested on each of the first four annual anniversaries of the applicable grant date.

                  iii. All Shares previously granted, but not yet vested shall become fully vested upon the earliest to occur of: (A) the termination of this Agreement by Cosi without Cause (as defined in Section 10(a) below), (B) Mr. Forrest's death or Total Disability,
            (C) the Board's failure to nominate Mr. Forrest for election to the Board in the year in which his then current term as a director is due to expire and (D) the occurrence of a Change in Control.

                  iv. In the event Mr. Forrest's employment or service and this
            Agreement are terminated by Mr. Forrest voluntarily or are terminated by Cosi for Cause, all granted but unvested Shares shall be forfeited.

            (b) Non-Transferability. Mr. Forrest shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, Shares which have not vested pursuant to this Agreement. Any such purported transfer will be void and of no force or effect.

            (c) Dividend and Voting Rights. Subject to the restrictions contained in this Agreement, Mr. Forrest shall have the rights of a stockholder: (i) with respect to the Initial Restricted Stock, including the right to vote with respect to all the Initial Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the Effective Date, and (ii) with respect to the Additional Restricted Stock, including the right to vote with respect to all the Additional Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date of grant of such Additional Restricted Stock. In the event of forfeiture of the Shares, Mr. Forrest shall have no further rights with respect to the forfeited Shares. However, the forfeiture of the Shares shall not create any obligation to repay dividends received as to the Shares, nor shall such forfeiture invalidate any votes given by Mr. Forrest with respect to the Shares prior to forfeiture.

            (d) Legend. All certificates representing the Shares shall have endorsed thereon the following legends.

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER STATE OR U.S. FEDERAL SECURITY LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED, NOR MAY THESE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

            THESE SHARES ARE SUBJECT TO AN EMPLOYMENT AGREEMENT EFFECTIVE AS OF DECEMBER 12, 2005, BY AND BETWEEN COSI, INC., AND MR. FORREST.

            6. Confidential Information. Mr. Forrest acknowledges and agrees that during his employment with Cosi and following the termination of his employment for any reason, he will not at any time divulge any trade secrets or other confidential information pertaining to the business of Cosi. The term "confidential information" as used in this Agreement shall mean any trade secret, confidential or proprietary information of Cosi or its affiliates, other than that which has become generally known to the public other than through an act of Mr. Forrest in breach of this Section 6. The term "trade secrets" as used in this Agreement shall mean information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a recipe, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

            (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other person who can obtain economic value from its disclosure or use, and

            (b) is the subject of reasonable efforts by Cosi to maintain its secrecy.

            7. Non-Competition. Mr. Forrest covenants and agrees that during the Term and for twelve (12) months thereafter, he shall not directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other person, firm or corporation, invest in, or provide management or consulting services to owners and operators of, any restaurant and similar establishment which is or intends to become a competitor of Cosi within the continental United States. Notwithstanding the foregoing in this Section 7, ownership by Mr. Forrest of an interest in Cosi or any licensed franchisee of Cosi shall not be deemed to be a violation of this Section 7.

            8. Non-Solicitation of Employees. Mr. Forrest covenants and agrees that during the Term and for twelve (12) months thereafter, he shall not on his own behalf or on behalf of any other person, firm, partnership, association, corporation or business organization, entity or enterprise call on, solicit or attempt to induce any other officer or employee of Cosi or its affiliates or licensed franchisees to terminate his or her employment with Cosi or its affiliates or licensed franchisees and shall not assist any other person or entity in such a solicitation unless such employee is first terminated by Cosi.

            9. Specific Enforcement; Survival; Remedies Cumulative. Mr. Forrest expressly recognizes that any breach of Sections 6, 7, or 8 of this Agreement by him is likely to result in irreparable injury to Cosi and agrees that Cosi shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by Mr. Forrest; and, to enjoin Mr. Forrest from activities in violation of this Agreement. Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 6, 7, 8, and 9 hereof shall survive the termination of this Agreement. All rights and remedies are cumulative, and Cosi's rights under this Section 9 shall be in addition to, and not in lieu of, any other rights and remedies Cosi may have at law or in equity.

            10. Termination. Subject to the terms and conditions of this Agreement, this Agreement and Mr. Forrest's employment with Cosi may be terminated by either party upon 30 days' written notice, provided that Cosi may terminate this Agreement and Mr. Forrest's employment immediately upon notice to Mr. Forrest for Cause (as hereinafter defined). This Agreement and Mr. Forrest's employment shall also terminate immediately upon Mr. Forrest's death or Total Disability (as hereinafter defined), in any such case on the terms and subject to the conditions of this Agreement.

            (a) Definition of Cause. The term "Cause" shall mean only one or more of the following:

                  i. Mr. Forrest shall be convicted of, or plead guilty or nolo contendere to, a felony;

                  ii. Mr. Forrest shall willfully neglect or fail to perform the services required to be provided under this Agreement following written notice from the Board specifying such neglect and a reasonable opportunity to cure such neglect or failure; and

                  iii. Mr. Forrest shall commit any fraud, embezzlement or other material act or intentional dishonesty against Cosi, or shall attempt to profit from any transaction in which Cosi is a participant and in which Mr. Forrest has an undisclosed interest adverse to Cosi.

            (b) Definition of Total Disability. The term "Total Disability" shall mean Mr. Forrest's physical or mental disability such that Mr. Forrest is and has been continuously for at least six (6) months unable to perform the services required to be provided under this Agreement, and Mr. Forrest is determined to be eligible for long-term disability benefits under the long-term disability benefits plan of Cosi in effect from time to time.

            (c) Cosi's Obligations Upon Termination.

                  i. Termination Other than by Cosi for Cause or by Mr. Forrest.
            Prior to January 1, 2007, in the event this Agreement and Mr. Forrest's employment with Cosi are terminated for any reason (including, without limitation, by his death or Total Disability), other than by (x) Cosi for Cause or (y) by Mr. Forrest voluntarily, then Cosi shall pay to Mr. Forrest his base salary, bonuses and benefits that are payable through the effective date of termination ("Accrued Benefits") and an amount equal to his then-current annual base salary. Any Cosi options and awards denominated in Cosi common stock granted to Mr. Forrest in connection with his employment with Cosi, whether granted before or after the Effective Date, shall become 100% vested and exercisable and shall otherwise remain subject to the original terms of such awards. In addition, the terms of Sections 5(a)(iii) shall apply with respect to all Shares.

                  ii. Termination by Cosi for Cause; Voluntarily Mr. Forrest;
            Non-Reelection. In the event this Agreement and Mr. Forrest's employment or service with Cosi are terminated (A) by Mr. Forrest voluntarily, (B) by Cosi for Cause, or (C) due to Mr. Forrest's failure to be reelected to the Board prior to a Change in Control, Cosi shall pay to Mr. Forest his Accrued Benefits. In such event, any Cosi options and stock awards denominated in Cosi common stock granted to Mr. Forrest in connection with his employment with Cosi, whether granted before or after the Effective Date, shall expire in accordance with the terms and conditions of the applicable plan and agreement pursuant to which such options and awards were granted. In addition, the terms of Section 5(a)(iv) shall apply with respect to the Shares.

                  11. Change in Control. A "Change in Control" shall mean the date on which the earlier of the following events occur: (i) either
            (A) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 50% of the outstanding capital stock of Cosi entitled to vote for the election of directors ("Voting Stock"); or (B) the merger or consolidation of Cosi with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Cosi immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity, and in addition to (A) or (B), (C) as a result of an event described in (A) or (B), the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that "Change in Control" shall not include any event described in clauses (i) through (iii) above (A) in which Mr. Forrest is a member of the acquiring group or an officer or owner of the acquiring entity or (B) if following such event, Mr. Forrest continues employment as a senior executive of Cosi (including, without limitation, as Non-Executive Chairman).

For purposes of this Section 11, "Incumbent Director" shall mean a director who was a director at the beginning of a given 24-month period; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso.

            12. No Assignment. Neither party may assign or delegate any of its obligations hereunder, without the prior written consent of the other party, which consent may be withheld by the other party in its or his sole discretion.

            13. Entire Agreement; Modification. This instrument contains the entire agreement of Cosi and Mr. Forrest with respect to the subject matter contained herein, and all promises, representations, understandings, arrangements and prior agreements with respect to such subject matter are merged herein and superseded hereby, including, without limitation, the employment agreement between Cosi and Mr. Forrest dated as of June 26, 2003, as amended on February 9, 2004. This Agreement may be altered or amended or superseded only by an agreement in writing, signed by both parties or by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

            14. Severability. Mr. Forrest and Cosi hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable as to the balance thereof.

            15. Binding Effect; Benefit. This Agreement shall be binding upon and shall inure to the benefit of Mr. Forrest and his administrators, executors, heirs and permitted assigns, and Cosi and its successors and permitted assigns.

            16. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

      To Mr. Forrest:                     To Cosi:
      --------------                      -------

      Mr. William D. Forrest              Cosi Inc.
      9 Flower Lane                       1751 Lake Cook Road, 6th Floor
      Greenwich, CT 06831                 Deerfield, Illinois 60015
                                          Attn: General Counsel

or to such other address as a party hereto may designate to the other in writing in accordance herewith. Notices are effective upon actual receipt.

            17. Withholding. All amounts payable under this Agreement shall be subject to applicable employee withholding taxes, which shall be paid to Cosi by Mr. Forrest immediately prior to the vesting and payment of any non-cash compensation; provided that other than with respect to the Initial Restricted Stock to be granted under Section 3(c), no such advance payment of withholding taxes to Cosi shall be required with respect to compensation for which Mr. Forrest has made a valid election pursuant to Section 83(b) of the Code.

            18. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered and have the force and effect of an original, but all of which taken together shall constitute one and the same instrument.

            19. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

      IN WITNESS WHEREOF, Cosi has caused this Agreement to be duly executed on its behalf and Mr. Forrest has hereunder set his hand, all effective as of the Effective Date.

                                          COSI, INC.


        /s/ William D. Forrest            By:   /s/ Kevin Armstrong
      ----------------------------           ----------------------------------
            William D. Forrest               Name:  Kevin Armstrong
                                             Title: Chief Executive Officer and
                                                     President